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                                                                   Exhibit 10(m)



                              EMPLOYMENT AGREEMENT


         This agreement is made effective as of January 15, 1998, at Columbus, Ohio, between Health Power Management Corporation, an Ohio corporation (the "Company"), and Bernard F. Master, D.O. (the "Employee"), who hereby agrees as follows:

         Section 1. Employment as President. The Company hereby employs the Employee as the President of the Company upon the terms and subject to the conditions set forth in this agreement. The terms and conditions of this agreement shall be in addition to, and separate and apart from, the terms and conditions set forth in the Employment Agreement dated as of May 1, 1997, between the Company and the Employee regarding the Company's employment of the Employee as its Chairman of the Board and Chief Executive Officer.

         Section 2. Term of Employment. The term of the Employee's employment under this agreement shall begin as of the date of this agreement and shall terminate, unless sooner terminated in accordance with the provisions of Section 8, on April 30, 1999. Upon agreement of the Company and the Employee, the term of the Employee's employment under this agreement may be renewed for successive one-year periods, commencing on the termination date of the immediately preceding term and terminating, unless sooner terminated in accordance with the provisions of Section 8, on the first anniversary thereof.

         Section 3. Services. The Employee shall act as the President of the Company and, as such, shall perform such services as may be reasonably assigned to him from time to time by the Board of Directors of the Company. The Employee shall devote such time and attention as may be reasonably necessary to carry out the responsibilities set forth in this agreement. The Employee shall devote his best efforts to the performance of his duties under this agreement.

         Section 4. Responsibilities. The Employee shall be responsible for the day-to-day supervision and administration of the Company's business pursuant to policies and operating programs, budgets, procedures, and directions established or changed from time to time by the Board of Directors of the Company, including without limitation coordination and supervision of the accounting and financial operations of the Company; maintenance of the land, building, fixtures, equipment, inventory, and other property of the Company; hiring, training, supervision, and discharging employees; coordination and supervision of advertising, promotion, and other marketing programs; maintenance of customer relations; maintenance of quality assurance and other medical standards; and all other activities relating to the management and day-to-day operations of the Company's busineSection The Employee shall report to, and consult with, the Board of Directors of the Company, from time to time, on all matters relating to the business policies, financial planning and major decisions of and for the Company.

         Section 5. Authority. The Employee shall have the authority on behalf of the Company to manage and conduct the day-to-day operations of the Company in the ordinary course of its busineSection

         Section 6. Compensation. The Employee shall receive the following compensation:

                  (a) A base salary of $120,000 per annum or, if the term of the Employee's employment is renewed, such other amount as may be approved by the Company's Compensation Committee from time to time, payable in accordance with the Company's


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         general policies for payment of compensation to its salaried personnel;
         provided if the Employee's employment is terminated pursuant to the provisions of Section 8, the base salary shall cease as of the day of termination;

                  (b) A cash bonus, the amount of which shall be determined under, and paid pursuant to, the Profit Sharing Plan maintained for the benefit of the employees of Health Power, Inc., a Delaware corporation ("Health Power") and its subsidiaries (Health Power and its subsidiaries, including the Company, are hereinafter collectively referred to as the "Health Power Companies"). As a condition to receiving such cash bonus, the Employee must be an employee of the Company at the time of the distribution.

         Section 7. Stock Options. As soon as practical after the execution of this agreement, the Employee shall be granted Discretionary Vesting Options (the "Options") under Health Power's 1994 Executive Performance Stock Option Plan, as amended (the "Plan"), to purchase up to 20,000 shares of common stock, $0.01 par value (the "Shares"), of Health Power. The grant of the Options shall be subject to approval by the Plan's Stock Option Committee (the "Committee"). The Options will be at an exercise price equal to the fair market value of the Shares as of the approval date of such grant. The Options shall be subject to accelerated vesting in accordance with the achievement of performance goals to be established in writing between the Company and the Employee.

         Section 8. Termination of Employment. The Employee's employment under this agreement may be terminated:

                  (a) By the Employee with or without cause upon giving 90 days advance written notice to the Company, provided that the Employee shall continue to perform all duties under this agreement until the earlier of:

                           (i)  The expiration date of such 90-day period; or

                           (ii) Any earlier date which may be specified by the
                  Company.

                  (b) By the Company upon the occurrence of any one of the following events or any time thereafter:

                           (i) The Employee fails to fully perform and observe
                  all obligations and conditions to be performed and observed by the Employee under this agreement, or under any other agreement between the Employee and the Company, and fails to correct such problem within ten days after notice by the Board of Directors to do so or, if it is impossible to correct such problem within such ten days, fails to commence the action necessary to correct such problem and continues diligently to pursue such action until the correction is complete; or

                           (ii) The Employee is under a long-term disability.
                  For purposes of this agreement, the term "long-term disability" shall have the same meaning as long-term disability or other similar term used in any long-term or permanent disability policy provided by the Company and covering the Employee. In the event there is no long-term or permanent disability policy in effect covering the Employee, the term "long-term disability" shall mean that because of physical or mental incapacity, the Employee has not performed his duties under this agreement for 60 days or longer and it is probable, in the opinion of a licensed physician selected by the Company, that the Employee will not be able to engage actively in his employment by the Company for an additional period of 90 days or longer.



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         Section 9. Employee's Capacity. The Employee represents and warrants to the Company that he has the capacity and right to enter into this agreement and perform all his duties under this agreement without any restriction whatsoever by any other agreement, document, or otherwise.

         Section 10. Complete Agreement. This document contains the entire agreement between the parties and supersedes any prior discussions, negotiations, representations, or agreements between them relating to the employment of the Employee. No additions or other changes to this agreement shall be made or be binding on either party unless made in writing and signed by each party to this agreement.

         Section 11. Notices. Any notice or other communication required or desired to be given to any party under this agreement shall be in writing and shall be deemed given:

                  (a) In the case of the Employee, when delivered personally to the Employee or when deposited in the United States mail, first-class postage prepaid, addressed to the Employee at 340 Tucker Drive, Worthington, Ohio 43085, or at any other address thereafter designated by the Employee in notice theretofore given to the Company; and

                  (b) In the case of the Company, when deposited in the United States mail, first-class postage prepaid, addressed to the Company at 560 East Town Street, Columbus, Ohio 43215, or at any other address thereafter designated by the Company in notice theretofore given to the Employee.

         Section 12. Governing Law. All questions concerning the validity, intention, or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of Ohio.

         Section 13. Severability. The intention of the parties to this agreement is to comply fully with all laws and public policies, and this agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe part or all of any provision of this agreement, and holds part or all of that provision to be invalid, such invalidity shall not affect the validity of the balance of that provision or the remaining provisions of this agreement, which shall remain in full force and effect.

         Section 14. Nonwaiver. No failure by any party to insist upon strict compliance with any term of this agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this agreement affect, or constitute a waiver of, any party's right to demand strict compliance with all provisions of this agreement.

         Section 15. Captions. The captions of the various sections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this agreement.

         Section 16. Successors. This agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors, and assigns of each party to this agreement, provided that neither party may assign any of its rights or obligations under this agreement without the prior written consent of the other party.



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                                            HEALTH POWER MANAGEMENT
                                             CORPORATION



___________________________________         By__________________________________
BERNARD F. MASTER, D.O.                         Toni D. Spruell, Executive
                                                  Vice President